Exhibit 99.1

FIRST BANKS, INC.
ST. LOUIS, MISSOURI

NEWS RELEASE

Contacts:	Timothy J. Lathe	Shelley J. Seifert
	President and	Executive Vice President and
	Chief Executive Officer	Chief Operating Officer
	First Banks, Inc.	First Banks, Inc.
	(314) 854-4600	(314) 854-4600

Traded:	NYSE
Symbol:	FBSPrA - (First Preferred Capital Trust IV, an affiliated trust of First Banks, Inc.)

FOR IMMEDIATE RELEASE:

FIRST BANKS, INC. ANNOUNCES REDEMPTION OF TRUST PREFERRED SECURITIES ISSUED BY FIRST PREFERRED CAPITAL TRUST IV

St. Louis, Missouri, November 13, 2015. First Banks, Inc., headquartered in St. Louis, Missouri, announced today that it has issued a Notice of Redemption with respect to its 8.15% junior subordinated debentures due June 30, 2033 relating to the outstanding 8.15% Cumulative Trust Preferred Securities (the “Trust Securities”) issued by First Preferred Capital Trust IV (the “Trust”), and which are guaranteed on a subordinated basis by the Company. An aggregate principal amount of junior subordinated debentures of $47.4 million is expected to be redeemed on December 31, 2015, plus accrued and unpaid interest to the redemption date. As a result of the notice from the Company, the Trust has issued a Notice of Redemption with respect to the Trust Securities, which are expected to be redeemed on December 31, 2015 to the extent of applicable proceeds from the contemporaneous redemption of the junior subordinated debentures, including accrued and unpaid distributions to the redemption date. In connection with the redemption, the Company expects that the Trust Securities will be delisted from the New York Stock Exchange pursuant to a Form 25 and to effect deregistration of its reporting obligations with the U.S. Securities and Exchange Commission pursuant to a Form 15.

About First Banks, Inc.
First Banks, Inc. had assets of $5.93 billion at September 30, 2015 and currently operates 111 branch banking offices in California, Illinois and Missouri. Through its subsidiary bank, First Bank, the Company offers a broad range of financial products and services to consumers, businesses and other institutions. Visit the Company’s website at www.firstbanks.com.
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